KinerjaPay Corp. Confirms Completion of a Substantial Amount of the Equity Funding From The Wahana Group’s Subscription Agreements

PR Newswire

NEW YORK and JAKARTA, Indonesia, May 2, 2019

NEW YORK and JAKARTA, Indonesia, May 2, 2019 /PRNewswire/ — KinerjaPay Corp. a Delaware corporation, (OTCQB: KPAY) (the “Company” or “KPAY”), a Digital Payment and e-Commerce Platform, today announced that the Company has received a SWIFT transfer in the value of US$100 million from the Investor’s Bank as part of PT. Investa Wahana Propertindo/PT. Investa Wijaya Pembangunan (the “Wahana” Group) investment plan as previously reported in the Company’s Form 8K filed on January 8, 2019. This particular Bank Instrument will be part of the issuance and sale of $200 million of the Company’s newly authorized shares of Series F and Series G Convertible Preferred Stock (the “Preferred Stock”) for $200 million, which Preferred Stock is convertible at $1.80 per share and subject to a 9.99% beneficial ownership limitation provision.

With the acceptance of the SWIFT message transfer by PT. Kinerja Pay Indonesia’s (a fully owned subsidiary of KinerjaPay Corp) Bank Account in Jakarta, the Company acknowledges that the Wahana Group has made a substantial investment toward completing its Series F and Series G subscription agreements. The recipient bank’s officer has confirmed and verified the SWIFT. The Bank will now begin the monetization of the $100 million bank guarantee into KinerjaPay’s bank account to be concluded in the near future. In addition, the Company anticipates receiving further such banking instruments from the Wahana Group to complete the $200 million convertible preferred, private placement subscriptions also in the near future.

Mr. Edwin Ng, CEO of KinerjaPay Corp (KPAY - OTCQB) stated “We are excited and honored to close on a substantial portion of the private placement from Wahana announced in January. It was through the diligent efforts of Wahana and KPAY that this investment has occurred. Once the funding process is complete, we will conduct our stock buyback and complete the strategic acquisitions that have been announced. KPAY’s growth plan will be greatly accelerated.”

Mr. Yosep Eko Purnomo, President and Director of Wahana Group stated: “We are excited to begin closing on our $200 million commitment to fund KinerjaPay’s future growth. We believe that a long-term commitment to KPAY will reward our group’s desire to participate in Indonesia’s online e-commerce growth.”

About KinerjaPay

KinerjaPay enables consumers to “Pay, Play and Buy” through its secure web portal and mobile applications. Based in Indonesia, the Company provides easy and convenient payment solution while shopping online at its marketplace platform. With its current omni-channel platform, users can perform various payment services such as credit card bill payment, utility, phone bill, healthcare insurance and direct transfer to anyone at their convenience. KinerjaPay is also planning to launch other eCommerce verticals such as travel market, delivery services, and online gaming in the near future. The Company’s services are available through its mobile applications and on its website at www.kinerjapay.com.

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements, about KPAY’s expectations, beliefs or intentions regarding, among other things, its product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, KPAY or its representatives have made or may make forward-looking statements, orally or in writing.

Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by KPAY with the U.S. Securities and Exchange Commission, press releases or oral statements made by or with the approval of one of KPAY’s authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause KPAY’s actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause KPAY ‘s actual activities or results to differ materially from the activities and results anticipated in such forward-looking statements, including, but not limited to, the factors summarized in KPAY ‘s filings with the SEC. In addition, KPAY operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond its control. KPAY does not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise. Please see the risk factors associated with an investment in our securities which are included in our Annual Report on Form 10-K as filed with the SEC on April 20, 2018 and most recently in our Registration Statement on Form S-1/A filed with the SEC on December 21, 2018, pursuant to which we are offering 300,000 Shares of 11% Series C Cumulative Redeemable Perpetual Preferred Stock at $25.00 Per Share.

For more information, please visit our website http://www.kinerjapay.co. There you will find access to all of our past press releases and SEC filings regarding the activities discussed in this letter.

Media Contact:

KinerjaPay Corp.
Email: info@kinerjapay.co
+62-21-2918-1336